EXHIBIT 11.1

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                Nine Months Ended          Three Months Ended
                                                     June  30,                   June  30,
                                            -------------------------   -------------------------
                                                1997          1996         1997          1996
                                            -----------   -----------   -----------   -----------
Shares
Weighted average number of common
  shares outstanding                         13,439,041    11,516,782    13,845,082    11,868,540
Additional shares assuming
  conversion of:
    Stock Options                               558,143       530,988       584,913       576,160
    Warrants                                       --          44,246          --          42,554
    Preferred Stock                                --         888,889          --         660,000
                                            -----------   -----------   -----------   -----------

Weighted average shares outstanding          13,997,184    12,980,905    14,429,995    13,147,254
                                            ===========   ===========   ===========   ===========

Net Income                                  $ 5,103,191   $ 3,794,364   $ 1,098,026   $ 1,776,692
                                            ===========   ===========   ===========   ===========

Primary Earnings Per Share                  $      0.36   $      0.29   $      0.08   $      0.14
                                            ===========   ===========   ===========   ===========

     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.
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